Exhibit 10.2

Share Transfer Agreement

“Amendment to the agreement dated September 30, 2006”

Transferor:                                Xinhua China Ltd. (hereinafter referred to as Party A)
Address:                                   PMB 680, 250 H Street, Blaine, Washington, USA  98230
Legal Representative:                Xianping Wang

Transferee:                               Beijing Meixinda Science & Trade Development Ltd. (hereinafter referred to as Party B)
Address:                                   Rm 202, Bldg F, 8 Beidajie, Chaoyangmen, Dongchengqu, Beijing
Legal Representative:                Zhaonan Zhou

This Agreement is executed in Beijing on December 25, 2006 by Party A and Party B.

On February 13, 2001, Beijing Boheng Business Management Ltd. (formerly known as Beijing Dabo Investment Management Ltd. and hereinafter referred to as “Beijing Boheng”) was approved by the Beijing Industry & Commerce Administration Bureau to set up a Company with Chinese capital.  In January of 2005, Party A and original shareholders Jianmin Zhou and Hongxing Li signed a Joint Venture Management Contract in Beijing to set up a Joint Venture Company.  On May 27 of the same year, the Beijing Industry & Commerce Administration Bureau gave approval and a Joint Venture Enterprise was founded.  Party A legally owns 96.58% of the shareholding of Beijing Boheng.  Now, Party A intends to transfer its entire shareholding of seventy million and five hundred thousand shares in Beijing Boheng.  The transfer of shareholding by Party A has been agreed to by the other shareholders of Beijing Boheng and has been approved as well by a resolution of the Board of Directors of Beijing Boheng.

In view of Party B agreeing to accept the transfer of Party A’s seventy million and five hundred thousand shares in Beijing Boheng, and that the Board of Directors of Beijing Boheng has also agreed to have Party B accept the transfer of Party A’s seventy million and five hundred thousand shares in Beijing Boheng, now, through friendly consultation and based on the principle of equality and mutual benefit, this Agreement on the transfer of Party A’s entire shareholding of seventy million and five hundred thousand shares in Beijing Boheng has been reached with the following terms:

1:  Cost of the Transfer
Party A agrees to transfer to Party B the seventy million and five hundred thousand shares it owns in Beijing Boheng for RMBY 15,000,000.00, in accordance with the terms of this Agreement;

Party B agrees to accept at this cost the transfer of the seventy million and five hundred thousand shares Party A owns in Beijing Boheng.

2:  Time and Method of Payment
The two Parties agree that starting from the date of the signing of this Agreement, Party B shall pay the cost of the transfer by depositing cash to the designated bank account of Party A in five installments, according to the following schedule:

       Pay RMBY 2,000,000.00 of the share transfer cost by March 10, 2007.
       Pay RMBY 3,000,000.00 of the share transfer cost by June 30, 2007.
       Pay RMBY 3,000,000.00 of the share transfer cost by October 31, 2007.
       Pay RMBY 2,000,000.00 of the share transfer cost by January 31, 2008.
       Pay RMBY 5,000,000.00, which is the balance of the share transfer cost by July 31, 2008.

3:  Warranty
Party B honours the original Boheng Constitution and Agreements and warrants that it will undertake all the rights, obligations and responsibilities of Party A in accordance with the original Constitution and Agreements.

4:  Sharing of Creditor’s Rights and Debts
i.       After the signing of this Agreement, Party B shall share all profits, risks and losses according to the proportion of shares it holds in Beijing Boheng (including all creditor’s rights and debts under those shares in Beijing Boheng before the transfer).

ii.      After the signing of this Agreement, Party A shall no longer be responsible for any liabilities of Beijing Boheng and shall not be entitled to any profits of Beijing Boheng, including profits before, at the time of, and after the transfer.

iii.     Party A and Party B agree that Party A shall retain ownership of the fixed assets and office equipment purchased by Party A, which it invested into Beijing Boheng after May of 2005.  Party A further entrusts its subsidiary in Beijing, Beijing Joannes Information Technology Co. Ltd. to take custody of such assets.

5:  Liabilities for Breach of Contract
Should any of Party to this Agreement not properly completely carry out its obligations as set out in this Agreement, that Party is responsible for Breach of Contract and shall compensate the Party that carries out the Contract for any liabilities or damages.

6:  Alteration and Termination of the Agreement
Under any one of the following conditions, this Agreement can be altered or terminated provided the two Parties execute an agreement to do so:

i.       By reason of Force Majeure; or when one of the Parties, not by reason of its own fault but by reason of some uncontrolled outside factor, becomes incapable of carrying out the Agreement.

ii.      By reason of changes in the situation and the two Parties agree through consultation.

7:  Applicable Laws and Resolving Disputes
i.       This Agreement under the jurisdiction of the Laws of China and is subject to their interpretation.

ii.      Any dispute arising from or involving this Agreement shall be resolved through friendly consultation between the two Parties.  Failing that, the dispute shall be submitted to the Beijing Branch of the China International Economy and Trade Arbitration Committee, to be dealt with according to the rules of arbitration of the Committee at the time the dispute is submitted for arbitration.  The ruling by the Arbitration Committee is final and is binding on both Parties.

8:  Conditions for the Agreement to Take Effect
This Agreement takes effect on the day when it is signed or sealed by Party A and Party B or by their Authorized Agents.  The two Parties shall within 180 days apply for changes in registration with the original Government Registry.

9:  Other Matters
The original of this Agreement shall be made in quadruplicate, with Party A, Party B and Beijing Boheng each holding one copy.  The remaining copy shall be kept by the relevant Government Department.

Transferor (seal):

Legal Representative or Authorized Agent (signature): /s/ Xianping Wang

Transferee (seal): [Seal of Beijing Meixinda Science & Trade Development Ltd]

Legal Representative or Authorized Agent (signature): /s/ Zhaonan Zou